For Immediate Release

THE McGRAW-HILL COMPANIES REPORTS

3RD QUARTER AND YTD RESULTS

S&P Dow Jones Indices Established and Integration Well Underway

McGraw-Hill Financial Delivers 15% Revenue Increase

Adjusted Diluted 3Q EPS Increases 10% to $1.33

(As Reported $1.10, a Decrease of 9%)

Growth and Value Plan on Track for Separation of McGraw-Hill Education

2012 Adjusted Diluted Earnings Per Share Guidance

Increased to a Range of $3.35 to $3.40

New York, NY, November 2, 2012—The McGraw-Hill Companies (NYSE: MHP) today reported third quarter revenue of $1,953 million, an increase of 2% compared to the same period last year. McGraw-Hill Financial reported a 15% increase and McGraw-Hill Education reported an 11% decline. Net income from continuing operations decreased 14% to $314 million and diluted earnings per share decreased 9% to $1.10.

Excluding the impact of one-time costs related to the Growth and Value Plan and associated restructuring, which totaled $99 million, adjusted net income from continuing operations increased 3% to $379 million and adjusted diluted earnings per share increased 10% to $1.33. This increase was primarily the result of strong growth at McGraw-Hill Financial.

“We are pleased by the success of our Growth and Value Plan and the strong results of the McGraw-Hill Financial businesses. McGraw-Hill Financial, which now includes the newly formed S&P Dow Jones Indices joint venture, achieved double-digit growth in revenue and adjusted operating profit in the quarter. McGraw-Hill Education, under the new leadership of Buzz Waterhouse, managed through the weakest K–12 market in a decade while accelerating digital products and services and building world-class capabilities to drive global growth,” said Harold McGraw III, chairman, president, and chief executive officer of The McGraw-Hill Companies. He continued, “2012 will be remembered as a year of monumental change at The McGraw-Hill Companies. A little over one year ago we made a set of commitments that we collectively named the Growth and Value Plan. I am proud of the substantial progress our employees have made on each commitment. Collectively, we have successfully reshaped the Company into what will soon be two powerful new companies, McGraw-Hill Financial and McGraw-Hill Education, which will be global leaders in their respective markets.”

Key achievements of the Growth and Value Plan include:

▪	Separation: The separation of McGraw-Hill Education is progressing on two fronts as both sale and spin-off options are evaluated. A decision should be finalized in the coming weeks.

▪	Investing for Growth: Focusing on innovative products and technologies, the Company has made several investments year-to-date. The most visible has been the formation of the S&P Dow Jones Indices joint venture which combines some of the most widely followed and trusted brands in the index space. During the third quarter, Platts initiated its first foray into the agricultural commodities market with the announced acquisition of Kingsman SA. This followed acquisitions of R2 Financial Technologies, QuantHouse, Credit Market Analysis Limited, and Coalition Development Ltd. earlier this year.

▪	Cost Reductions: Work is in the final phase to achieve the commitment of realizing at least $100 million in cost savings, on a run-rate basis, by year-end. During the third quarter, numerous accounting work streams and selected information technology support services were migrated to world-class partners that specialize in these operations. The remaining work streams targeted for migration, which include some human resource processes, are on track for transfer in the coming months.

▪	Share Repurchases: During the third quarter, 5.9 million shares were repurchased, for a total of $295 million at an average price of $50.35 per share.

The Outlook: “With a solid performance at McGraw-Hill Financial, and the strength in global debt issuance, we are increasing our 2012 adjusted diluted earnings per share guidance to be in the range of $3.35 to $3.40,” said Mr. McGraw.

McGraw-Hill Financial: Businesses that make up what will be the new McGraw-Hill Financial reported revenue of $1,117 million and adjusted segment operating profit of $402 million, an increase of 15% and 21%, respectively, compared to the same period a year ago. McGraw-Hill Financial will include the following lines of business:

- Standard & Poor’s Ratings Services: Quarterly revenue exceeded $500 million for the first time in 19 quarters, increasing 22% to $502 million. This growth was almost entirely organic as the impact from the acquisition of Coalition Development Ltd. in July 2012 was minimal. Operating profit, which includes Growth and Value Plan costs, increased 24%. Adjusted operating profit increased 28% to $217 million in the third quarter compared to a relatively weak quarter in 3Q 2011. The adjusted operating profit margin increased to 43% in the quarter.

Transaction revenue increased 64% to $215 million compared to the same period last year, driven by a 72% increase in U.S. corporate issuance and a 126% increase in European corporate issuance. Public finance issuance increased 9%, contributing to the growth as well. Worldwide structured issuance was unchanged. A 65% increase in U.S. structured finance issuance from a small base, driven by asset-backed securities and collateralized loan obligations, was offset by a 33% decline in European structured finance issuance due to a decrease in covered bond activity.

During the quarter, non-transaction revenue increased 3% and represented 57% of Standard & Poor’s Ratings’ total revenue compared to 68% for the same period last year.

Domestic revenue increased 33%, outpacing a 12% increase in international revenue. Foreign exchange rates negatively impacted international revenue by $15 million. International revenue represented 45% of Standard & Poor’s Ratings’ total third quarter revenue.

- S&P Capital IQ / S&P Indices: Revenue increased 13% to $393 million. Organic growth accounted for 2% and new revenue from the Dow Jones Indexes as well as the acquisitions of QuantHouse, R2 Financial Technologies, and Credit Market Analysis Limited accounted for the balance. Operating profit, which includes Growth and Value Plan costs, decreased 11%. Adjusted operating profit increased 5% to $119 million.

Because the S&P Dow Jones Indices joint venture is a majority-owned entity, 100% of its revenue and expenses are consolidated into the Company’s financial statements. In accordance with U.S. GAAP, 27% of the net income that is not owned by the Company is removed from the Company’s income statement in the “net income attributable to noncontrolling interests” line.

S&P Capital IQ’s revenue increased by 9% to $284 million. Two key products, S&P Capital IQ (within Desktop Solutions) and Global Data Solutions (within Enterprise Solutions), both delivered solid growth despite continued layoffs within the financial industry. The number of S&P Capital IQ clients increased 15% over the past year to more than 4,400.

S&P Capital IQ continues to focus on integrating its recent acquisitions and leveraging this newly added technological expertise to develop new product offerings that will begin to launch in 2013.

S&P Indices’ revenue grew 24% to $109 million as a result of the addition of Dow Jones Indexes’ revenue from the newly created S&P Dow Jones Indices joint venture. Excluding the impact of the joint venture, revenue decreased 7% as the volume of exchange-traded derivative contracts based on S&P’s indices could not match the unusually high levels in the third quarter of 2011. During the third quarter of 2011, investors turned to the futures market to hedge against European crisis concerns.

Assets under management in exchange-traded funds based on S&P’s indices increased 40% to $390 billion at the end of the quarter. Including the Dow Jones Indexes, assets under management reached $454 billion.

S&P Capital IQ / S&P Indices’ international revenue increased 10% to $117 million in the third quarter and represented 30% of the segment’s total revenue.

- Commodities & Commercial Markets: Revenue increased 5% to $239 million. Operating profit, which includes Growth and Value Plan costs, increased 17%. Adjusted operating profit increased by 29% to $66 million in the third quarter, compared to the same period last year.

Platts continued its record performance resulting in 13% revenue growth at Commodities to $121 million for the period. Petroleum product subscriptions, global trading services, and Bentek Energy® all contributed to double-digit growth.

Commercial Markets’ revenue decreased 2% as gains at J.D. Power and Associates, which is on track to record its best year ever, were offset by modest declines in the rest of the segment.

McGraw-Hill Education: Revenue for the segment decreased 11% to $836 million. The growth in sales of digital products, which continues across all product lines, is impacting reported revenues. Approximately one third of the reported revenue decline during the third quarter is attributable to the deferral of revenue associated with digital and other subscription-based products. Excluding the impact of increased deferred revenue associated with the migration to a more subscription-centric business model, third quarter revenue decreased 7%.

To combat the current challenging business environment, McGraw-Hill Education reduced expenses 9% compared to the third quarter of 2011.

Operating profit, which includes Growth and Value Plan costs, decreased 20%. Adjusted operating profit decreased 15% to $268 million in the third quarter, compared to the same period last year. The greatest shortfall was in the School Education Group (SEG) which continues to face a weak K–12 market.

- Higher Education, Professional and International Group (HPI): Revenue decreased 6% to $484 million in the third quarter compared to the same period last year as all three components of HPI experienced revenue declines. Excluding the impact of increased deferred revenue associated with continued transition to a more subscription-centric business model, third quarter revenue decreased 5%.

Economic conditions in both the U.S. and around the globe created a difficult business environment for HPI. However, the continued migration to digital solutions is helping to mitigate those pressures by offering opportunities for new products and services with growing revenue streams in all our major markets.

Higher Education recorded 16% of its revenue in the quarter from digital sales, an increase of 23% versus the third quarter of 2011. Student usage of our homework study solutions has grown by 67%, boosted by usage of LearnSmart™ which now has more than 890,000 registered students, an increase of 115% from last year.

Professional continues to build its digital business with 29% of revenue in the quarter from digital products and services. Earned revenue for digital subscription platforms, which include AccessMedicine®, increased 33%.

International has realized the greatest increase in digital revenue with August year-to-date e-books and digital homework sales increasing 84%. August year-to-date revenue from the Company’s Access platform, which offers a suite of medical and engineering content to institutional libraries, increased 62%.

- School Education Group (SEG): Revenue decreased 16% to $352 million for the quarter. Excluding the impact of increased deferred revenue associated with the migration to a more subscription-centric business model, third quarter revenue decreased 10%.

The continued weakness in state and local educational funding continued to impact K–12 spending across the U.S. In addition to budgetary pressures, a cyclical downturn in scheduled purchasing is projected to result in a decrease of approximately 40% in the 2012 state new adoption market. While maintaining a focus on reducing expenses, SEG has aligned its products with the Common Core State Standards and expanded its all-digital and hybrid print-digital offerings.

Corporate Expense: Adjusted corporate expense, which excludes Growth and Value Plan charges, increased by $2 million to $43 million in the third quarter, largely driven by increased incentive compensation.

Growth and Value Plan Non-GAAP Adjustments: During the third quarter, there were $99 million of one-time charges related to the Growth and Value Plan, which includes restructuring charges. Approximately one half of these charges were related to professional fees and the other half was related to restructuring actions. These charges are excluded from the adjusted results.

Share Repurchase Program: The Company resumed its share repurchase program in the third quarter and repurchased 5.9 million shares, for a total of $295 million, at an average price of $50.35 per share. In total, the Company anticipates repurchasing up to $500 million in shares in the second half of 2012.

Balance Sheet and Cash Flow: Cash and short-term investments at the end of the third quarter were $1,245 million, up from $973 million at the end of 2011. The Company’s 5.375% Senior Notes will mature on November 15, 2012. There is sufficient liquidity to manage any planned debt payment. Year-to-date, 2012 free cash flow (see exhibits 3 and 9) was $420 million, a decrease of $207 million from the same period of 2011. This was due primarily to timing of certain tax payments and one-time costs associated with the Growth and Value Plan.

Comparison of Adjusted Information to U.S. GAAP Information: Adjusted earnings per share, adjusted net income, adjusted operating profit, and adjusted corporate expense are non-GAAP financial measures contained in this earnings release that are derived from the Company’s continuing operations. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. These non-GAAP measures may be different than similar measures used by other companies. Reconciliations for the differences between non-GAAP measures used in this earnings release and comparable financial measures calculated in accordance with U.S. GAAP are attached as Exhibits 5, 9 and 10.

Conference Call/Webcast Details: The Company’s senior management will review the third quarter earnings results on a conference call scheduled for this morning, November 2, at 8:30 a.m. Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://www.mcgraw-hill.com/investor_relations.

The Webcast will be available live and in replay at http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=irol-EventDetails&EventId=4848743. (Please copy and paste URL into Web browser.)

Telephone access is available. Domestic participants may call (888) 391-6568; international participants may call +1 (415) 228-4733 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until December 2, 2012. Domestic participants may call (888) 562-3879; international participants may call +1 (203) 369-3752 (long distance charges will apply). No passcode is required.

The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, liquidity, political and regulatory conditions; the health of debt (including U.S. residential mortgage-backed securities and collateralized debt obligations) and equity markets, including possible future interest rate changes; the health of the economy and in advertising; the level of expenditures and state new adoptions and open territory sales in the education market; the successful marketing of competitive products; and the effect of competitive products and pricing.

In addition, there are certain risks and uncertainties relating to our previously announced Growth and Value Plan which contemplates a separation of our education business, including, but not limited to, the impact and possible disruption to our operations, the timing and certainty of completing the transaction, unanticipated developments that may delay or negatively impact the transaction, and the ability of each business to operate as an independent entity upon completion of the transaction.

About The McGraw-Hill Companies: McGraw-Hill announced on September 12, 2011, its intention to separate into two companies: McGraw-Hill Financial, a leading provider of content and analytics to global financial markets, and McGraw-Hill Education, a leading education company focused on digital learning and education services worldwide. McGraw-Hill Financial’s leading brands include Standard & Poor’s Ratings Services, S&P Capital IQ, S&P Dow Jones Indices, J.D. Power and Associates, and Platts, a leader in commodities information. With sales of $6.2 billion in 2011, the Company has approximately 23,000 employees across more than 280 offices in 40 countries. Additional information is available at http://www.mcgraw-hill.com/.

Investor Relations: http://www.mcgraw-hill.com/investor_relations

Get news direct from McGraw-Hill via RSS:

http://investor.mcgraw-hill.com/phoenix.zhtml?c=96562&p=newsRSS

Release issued: November 2, 2012

* * *

Contacts for The McGraw-Hill Companies:

Investor Relations:

Chip Merritt

Vice President, Investor Relations

(212) 512-4321 (office)

chip_merritt@mcgraw-hill.com

News Media:

Jason Feuchtwanger

Director, Corporate Media Relations

(212) 512-3151 (office)

jason_feuchtwanger@mcgraw-hill.com

Exhibit 1

The McGraw-Hill Companies

Condensed Consolidated Statements of Income

Three and nine months ended September 30, 2012 and 2011

(dollars in millions, except per share data)

(unaudited)	Three Months			Nine Months

	2012	2011	% Change	2012	2011	% Change

Revenue	$1,953	$1,908	2%	$4,830	$4,726	2%
Expenses	1,425	1,301	10%	3,716	3,559	4%
Other income	—	—	—%	—	(13)	N/M
Operating profit	528	607	(13)%	1,114	1,180	(6)%
Interest expense, net	20	18	11%	61	57	7%
Income from continuing operations before taxes on income	508	589	(14)%	1,053	1,123	(6)%
Provision for taxes on income	171	214	(20)%	369	408	(10)%
Income from continuing operations	337	375	(10)%	684	715	(4)%
Loss from discontinued operations, net of tax	—	(1)	N/M	—	(2)	N/M
Net income	337	374	(10)%	684	713	(4)%
Less: net income attributable to noncontrolling interests	(23)	(8)	N/M	(32)	(17)	83%
Net income attributable to The McGraw-Hill Companies, Inc.	$314	$366	(14)%	$652	$696	(6)%

Amounts attributable to The McGraw-Hill Companies, Inc. common shareholders:
Income from continuing operations	$314	$367	(14)%	$652	$698	(7)%
Loss from discontinued operations, net of tax	—	(1)	N/M	—	(2)	N/M
Net income	$314	$366	(14)%	$652	$696	(6)%

Earnings per share attributable to The McGraw-Hill Companies, Inc. common shareholders:
Basic	$1.13	$1.23	(8)%	$2.34	$2.31	1%
Diluted	$1.10	$1.21	(9)%	$2.29	$2.27	1%

Dividend per common share	$0.255	$0.25	2%	$0.765	$0.75	2%

Average number of common shares outstanding:
Basic	278.7	297.8		278.8	302.2
Diluted	284.6	303.6		284.6	307.4

N/M - not meaningful

Exhibit 2

The McGraw-Hill Companies

Condensed Consolidated Balance Sheets

September 30, 2012 and December 31, 2011

(dollars in millions)

(unaudited)	September 30,	December 31,
	2012	2011

Assets:
Cash and short-term investments	$1,245	$973
Other current assets	2,014	1,706
Total current assets	3,259	2,679
Prepublication costs, net	303	325
Property and equipment, net	482	500
Goodwill and other intangible assets, net (a)	3,604	2,656
Other non-current assets	295	267
Total assets	$7,943	$6,427

Liabilities and Equity:
Short-term debt	400	400
Unearned revenue	1,377	1,303
Other current liabilities	1,581	1,427
Long-term debt	799	798
Pension, other postretirement benefits and other non-current liabilities	1,114	915
Total liabilities	5,271	4,843
Redeemable noncontrolling interest (a)	810	—
Total equity	1,862	1,584
Total liabilities and equity	$7,943	$6,427

(a)	Includes the impact of the S&P Dow Jones Indices, LLC joint venture.

Exhibit 3

The McGraw-Hill Companies

Condensed Consolidated Statements of Cash Flows

Nine months ended September 30, 2012 and 2011

(dollars in millions)

(unaudited)	Nine Months
	2012	2011

Operating Activities:
Net income	$684	$713
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation (including amortization of technology projects)	91	95
Amortization of intangibles	53	45
Amortization of prepublication costs	141	165
Stock-based compensation	73	65
Other	81	13
Net changes in operating assets and liabilities	(276)	(58)
Cash provided by operating activities	847	1,038

Investing Activities:
Investment in prepublication costs	(119)	(105)
Capital expenditures	(79)	(70)
Acquisitions, net of cash acquired	(162)	(199)
Other	27	8
Cash used for investing activities	(333)	(366)

Financing Activities:
Dividends paid to shareholders	(216)	(225)
Dividends paid to noncontrolling interests	(13)	(11)
Repurchase of treasury shares (a)	(269)	(636)
Exercise of stock options and other	271	118
Cash used for financing activities	(227)	(754)
Effect of exchange rate changes on cash	12	(6)
Net change in cash and equivalents	299	(88)
Cash and equivalents at beginning of period	944	1,526
Cash and equivalents at end of period	$1,243	$1,438

(a)	Additional shares were repurchased at the end of the third quarter of 2012 for $26 million, however since they were settled in October an accrual was recorded in the third quarter rather than reflecting the settlement of the shares for cash.

Exhibit 4

The McGraw-Hill Companies

Operating Results by Segment

Three and nine months ended September 30, 2012 and 2011

(dollars in millions)

(unaudited)	Three Months			Nine Months

	Revenue			Revenue

	2012	2011	% Change	2012	2011	% Change

S&P Ratings	$502	$410	22%	$1,451	$1,333	9%
S&P Capital IQ / S&P Indices	393	349	13%	1,112	1,006	11%
Commodities & Commercial	239	228	5%	713	657	8%
McGraw-Hill Education	836	937	(11)%	1,606	1,777	(10)%
Intersegment Elimination	(17)	(16)	(8)%	(52)	(47)	(10)%
Total revenue	$1,953	$1,908	2%	$4,830	$4,726	2%

	Segment Expenses			Segment Expenses

	2012	2011	% Change	2012	2011	% Change

S&P Ratings	$293	$241	22%	$848	$761	11%
S&P Capital IQ / S&P Indices	292	236	24%	804	699	15%
Commodities & Commercial	179	177	1%	518	518	—%
McGraw-Hill Education	583	622	(6)%	1,361	1,496	(9)%
Intersegment Elimination	(17)	(16)	(8)%	(52)	(47)	(10)%
Total segment expenses	$1,330	$1,260	6%	$3,479	$3,427	2%

	Operating Profit			Operating Profit

	2012	2011	% Change	2012	2011	% Change

S&P Ratings	$209	$169	24%	$603	$572	5%
S&P Capital IQ / S&P Indices	101	113	(11)%	308	307	—%
Commodities & Commercial	60	51	17%	195	139	40%
McGraw-Hill Education	253	315	(20)%	245	281	(13)%
Total operating segments	623	648	(4)%	1,351	1,299	4%
General corporate expense	(95)	(41)	N/M	(237)	(119)	99%
Total operating profit	$528	$607	(13)%	$1,114	$1,180	(6)%

N/M - not meaningful

Exhibit 5

The McGraw-Hill Companies

Operating Results by Segment - As Reported vs. As Adjusted

Three and nine months ended September 30, 2012 and 2011

(dollars in millions)

(unaudited)	2012				2011	% Change
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	As Reported	As Adjusted

	Three Months
S&P Ratings	$209	$8	(a)	$217	$169	24%	28%
S&P Capital IQ / S&P Indices	101	18	(a)	119	113	(11)%	5%
Commodities & Commercial	60	6	(a)	66	51	17%	29%
McGraw-Hill Education	253	15	(a)	268	315	(20)%	(15)%
Segment operating profit	623	47		670	648	(4)%	3%
General corporate expense	(95)	52	(b)	(43)	(41)	N/M	5%
Operating profit	528	99		627	607	(13)%	3%
Interest expense, net	20	—		20	18	11%	11%
Income before taxes on income	508	99		607	589	(14)%	3%
Provision for taxes on income	171	33		204	214	(20)%	(5)%
Income from continuing operations	337	66		403	375	(10)%	7%
Loss from discontinued operations, net of tax	—	—		—	(1)	N/M	N/M
Net income	337	66		403	374	(10)%	8%
Less: Noncontrolling interests net income	(23)	(1)		(24)	(8)	N/M	N/M
Net income attributable to MHP	$314	$65		$379	$366	(14)%	4%

Amounts attributable to MHP shareholders:
Income from continuing operations	$314	$65		$379	$367	(14)%	3%
Loss from discontinued operations, net of tax	—	—		—	(1)	N/M	N/M
Net income	$314	$65		$379	$366	(14)%	4%

Diluted EPS from continuing operations	$1.10	$0.23		$1.33	$1.21	(9)%	10%

	Nine Months
S&P Ratings	$603	$8	(a)	$611	$572	5%	7%
S&P Capital IQ / S&P Indices	308	33	(c)	341	307	—%	11%
Commodities & Commercial	195	6	(a)	201	139	40%	45%
McGraw-Hill Education	245	15	(a)	260	281	(13)%	(7)%
Segment operating profit	1,351	62		1,413	1,299	4%	9%
General corporate expense	(237)	112	(b)	(125)	(119)	99%	5%
Operating profit	1,114	174		1,288	1,180	(6)%	9%
Interest expense, net	61	—		61	57	7%	7%
Income before taxes on income	1,053	174		1,227	1,123	(6)%	9%
Provision for taxes on income	369	61		430	408	(10)%	5%
Income from continuing operations	684	113		797	715	(4)%	11%
Loss from discontinued operations, net of tax	—	—		—	(2)	N/M	N/M
Net income	684	113		797	713	(4)%	12%
Less: Noncontrolling interests net income	(32)	(1)		(33)	(17)	83%	92%
Net income attributable to MHP	$652	$112		$764	$696	(6)%	10%

Amounts attributable to MHP shareholders:
Income from continuing operations	$652	$112		$764	$698	(7)%	9%
Loss from discontinued operations, net of tax	—	—		—	(2)	N/M	N/M
Net income	$652	$112		$764	$696	(6)%	10%

Diluted EPS from continuing operations	$2.29	$0.40		$2.69	$2.27	1%	19%

 N/M - not meaningful

(a)	Growth and Value Plan costs, including restructuring charges in Q3 2012.

(b)	Includes Growth and Value Plan related costs necessary to enable separation and reduce our cost structure, which primarily includes professional fees and restructuring charges, and for the nine months also includes a charge related to a reduction in our lease commitments.

(c)	Includes Growth and Value Plan related costs and transaction costs associated with our S&P Dow Jones Indices, LLC joint venture.

Exhibit 6

The McGraw-Hill Companies

Standard & Poor's Ratings

Three and nine months ended September 30, 2012 and 2011

(dollars in millions)

Transaction vs. Non-Transaction Revenue

(unaudited)	2012	2011	% Change

Three Months
Transaction revenue (a)	$215	$131	64%
Non-transaction revenue (b) (c)	287	279	3%
Total Standard & Poor's Ratings	$502	$410	22%

Nine Months
Transaction revenue	$612	$503	22%
Non-transaction revenue	839	830	1%
Total Standard & Poor's Ratings	$1,451	$1,333	9%

(a)	Revenue related to ratings of publicly-issued debt, bank loan ratings and corporate credit estimates.

(b)	Revenue primarily related to annual fees for frequent issuer programs and surveillance.

(c)	Includes intersegment royalty revenue from S&P Capital IQ / S&P Indices of $17 million and $52 million for the three and nine months ended September 30, 2012, respectively and $16 million and $47 million for the three and nine months ended September 30, 2011, respectively.

 Domestic vs. International Revenue

(unaudited)	2012	2011	% Change

Three Months
Domestic revenue	$275	$207	33%
International revenue	227	203	12%
Total Standard & Poor's Ratings	$502	$410	22%

Nine Months
Domestic revenue	$785	$692	13%
International revenue	666	641	4%
Total Standard & Poor's Ratings	$1,451	$1,333	9%

Exhibit 7

The McGraw-Hill Companies

S&P Capital IQ / S&P Indices

Three and nine months ended September 30, 2012 and 2011

(dollars in millions)

S&P Capital IQ / S&P Indices Revenue

(unaudited)	2012	2011	% Change

Three Months
S&P Capital IQ	$284	$261	9%
S&P Indices	109	88	24%
Total S&P Capital IQ / S&P Indices	$393	$349	13%

Nine Months
S&P Capital IQ	$835	$763	9%
S&P Indices	277	243	14%
Total S&P Capital IQ / S&P Indices	$1,112	$1,006	11%

Subscription vs. Non-Subscription Revenue

(unaudited)	2012	2011	% Change

Three Months
Subscription revenue (a)	$281	$252	12%
Non-subscription revenue (b)	112	97	15%
Total S&P Capital IQ / S&P Indices	$393	$349	13%

Nine Months
Subscription revenue	$816	$738	11%
Non-subscription revenue	296	268	10%
Total S&P Capital IQ / S&P Indices	$1,112	$1,006	11%

(a)	Revenue related to credit ratings-related information products, S&P Capital IQ platform, investment research products and other data subscriptions.

(b)	Revenue related to fees based on assets underlying exchange-traded funds, as well as certain advisory, pricing and analytical services.

 Domestic vs. International Revenue

(unaudited)	2012	2011	% Change

Three Months
Domestic revenue	$276	$242	14%
International revenue	117	107	10%
Total S&P Capital IQ / S&P Indices	$393	$349	13%

Nine Months
Domestic revenue	$773	$704	10%
International revenue	339	302	12%
Total S&P Capital IQ / S&P Indices	$1,112	$1,006	11%

Exhibit 8

The McGraw-Hill Companies

Commodities & Commercial

Three and nine months ended September 30, 2012 and 2011

(dollars in millions)

Commodities & Commercial Revenue

(unaudited)	2012	2011	% Change

Three Months
Commodities	$121	$107	13%
Commercial	118	121	(2)%
Total Commodities & Commercial	$239	$228	5%

Nine Months
Commodities	$360	$306	18%
Commercial	353	351	—%
Total Commodities & Commercial	$713	$657	8%

Subscription vs. Non-Subscription Revenue

(unaudited)	2012	2011	% Change

Three Months
Subscription revenue (a)	$155	$145	7%
Non-subscription revenue (b)	84	83	1%
Total Commodities & Commercial	$239	$228	5%

Nine Months
Subscription revenue	$459	$414	11%
Non-subscription revenue	254	243	5%
Total Commodities & Commercial	$713	$657	8%

(a)	Revenue related to Platts real-time news, market data and price assessments, along with other print and digital information products primarily serving the energy, automotive, construction, aerospace and defense markets.

(b)	Revenue related to syndicated and proprietary research studies, advertising, consulting engagements and events.

Domestic vs. International Revenue

(unaudited)	2012	2011	% Change

Three Months
Domestic revenue	$134	$137	(2)%
International revenue	105	91	15%
Total Commodities & Commercial	$239	$228	5%

Nine Months
Domestic revenue	$415	$404	3%
International revenue	298	253	18%
Total Commodities & Commercial	$713	$657	8%

Exhibit 9

The McGraw-Hill Companies

Non-GAAP Financial Information

Three and nine months ended September 30, 2012 and 2011

(dollars in millions)

Computation of Free Cash Flow

(unaudited)	Nine Months
	2012	2011
Cash provided by operating activities	$847	$1,038
Investment in prepublication costs	(119)	(105)
Capital expenditures	(79)	(70)
Cash flow before dividends	649	863
Dividends paid to shareholders	(216)	(225)
Dividends paid to noncontrolling interests	(13)	(11)
Free cash flow	$420	$627

Adjusted S&P Capital IQ / S&P Indices Revenue for Acquisitions

(unaudited)	Three Months
	2012	2011	% Change

S&P Indices	$109	$88	24%
Dow Jones Indices	(27)	—	N/M
Adjusted S&P Indices	$82	$88	(7)%

S&P Capital IQ	$284	$261	9%
QuantHouse	(4)	—	N/M
CMA	(4)	—	N/M
Adjusted S&P Capital IQ	$276	$261	6%

Total S&P Capital IQ / S&P Indices	$393	$349	13%

Adjusted Total S&P Capital IQ / S&P Indices	$358	$349	3%

Adjusted HPI and SEG Revenue for Deferred Revenue Impact

(unaudited)	Three Months			Nine Months
	2012	2011	% Change	2012	2011	% Change

HPI	$484	$517	(6)%	$926	$958	(3)%
Deferred revenue impact	43	35	23%	23	25	(8)%
Adjusted HPI	$527	$552	(5)%	$949	$983	(3)%

SEG	$352	$420	(16)%	$680	$819	(17)%
Deferred revenue impact	35	9	N/M	56	10	N/M
Adjusted SEG	$387	$429	(10)%	$736	$829	(11)%

Total MHE	$836	$937	(11)%	$1,606	$1,777	(10)%

Adjusted MHE	$914	$981	(7)%	$1,685	$1,812	(7)%

N/M - not meaningful

Exhibit 10

The McGraw-Hill Companies

Proforma McGraw-Hill Financial & McGraw-Hill Education - As Reported vs. As Adjusted

Three and nine months ended September 30, 2012 and 2011

(dollars in millions)

Note - The Corporation's previously announced Growth and Value Plan includes the creation of two independent companies in 2012: the newly named McGraw-Hill Financial and McGraw-Hill Education. This exhibit is derived from Exhibits 4 and 5 and is for informational purposes only and is not intended to represent what the results for the new McGraw-Hill Financial would have been had the separation occurred on the date presented.

(unaudited)	2012				2011	% Change
	As Reported	Non-GAAP Adjustments		As Adjusted	As Reported	As Reported	As Adjusted

	Three Months
Revenue
Standard & Poor's Ratings	$502			$502	$410	22%	22%
S&P Capital IQ / S&P Indices	393			393	349	13%	13%
Commodities & Commercial	239			239	228	5%	5%
Intersegment Elimination	(17)			(17)	(16)	(8)%	(8)%
New McGraw-Hill Financial	1,117			1,117	971	15%	15%
McGraw-Hill Education	836			836	937	(11)%	(11)%
Total revenue	$1,953			$1,953	$1,908	2%	2%

Operating Profit
Standard & Poor's Ratings	$209	$8	(a)	$217	$169	24%	28%
S&P Capital IQ / S&P Indices	101	18	(a)	119	113	(11)%	5%
Commodities & Commercial	60	6	(a)	66	51	17%	29%
New McGraw-Hill Financial	370	32		402	333	11%	21%
McGraw-Hill Education	253	15	(a)	268	315	(20)%	(15)%
Segment operating profit	623	47		670	648	(4)%	3%
General corporate expense	(95)	52	(b)	(43)	(41)	N/M	5%
Total operating profit	$528	$99		$627	$607	(13)%	3%

	Nine Months
Revenue
Standard & Poor's Ratings	$1,451			$1,451	$1,333	9%	9%
S&P Capital IQ / S&P Indices	1,112			1,112	1,006	11%	11%
Commodities & Commercial	713			713	657	8%	8%
Intersegment Elimination	(52)			(52)	(47)	(10)%	(10)%
New McGraw-Hill Financial	3,224			3,224	2,949	9%	9%
McGraw-Hill Education	1,606			1,606	1,777	(10)%	(10)%
Total revenue	$4,830			$4,830	$4,726	2%	2%

Operating Profit
Standard & Poor's Ratings	$603	$8	(a)	$611	$572	5%	7%
S&P Capital IQ / S&P Indices	308	33	(c)	341	307	—%	11%
Commodities & Commercial	195	6	(a)	201	139	40%	45%
New McGraw-Hill Financial	1,106	47		1,153	1,018	9%	13%
McGraw-Hill Education	245	15	(a)	260	281	(13)%	(7)%
Segment operating profit	1,351	62		1,413	1,299	4%	9%
General corporate expense	(237)	112	(b)	(125)	(119)	99%	5%
Total operating profit	$1,114	$174		$1,288	$1,180	(6)%	9%

N/M - not meaningful

(a)	Growth and Value Plan costs, including restructuring charges in Q3 2012.

(b)	Includes Growth and Value Plan related costs necessary to enable separation and reduce our cost structure, which primarily includes professional fees and restructuring charges, and for the nine months also includes a charge related to a reduction in our lease commitments.

(c)	Includes Growth and Value Plan related costs and transaction costs associated with our S&P Dow Jones Indices, LLC joint venture.